UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Definitive Proxy Statement
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Berkshire Hills Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

The Proxy Statement for Berkshire Hills Bancorp, Inc.’s (the “Company”) 2015 Annual Meeting of Stockholders did not fully describe the percentage of meetings attended by incumbent directors of the Company during the prior fiscal year. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and committee meetings of the board on which such director served during the prior fiscal year, with the exception of John W. Altmeyer, who attended 74% of the total number of board and committee meetings on which he served. A copy of the amendment to the Company’s Proxy Statement is below, and should be read in conjunction with the Berkshire Hills Bancorp, Inc. Definitive Proxy Statement filed on April 1, 2015. Other than as described above, no other changes are made to the Berkshire Hills Bancorp, Inc. Definitive Proxy Statement filed on April 1, 2015.

Definitive Additional Material

Related to Proxy Statement filed April 1, 2015

Berkshire Hills Bancorp, Inc. hereby revises its Definitive Proxy Statement filed on April 1, 2015 to delete the existing paragraph entitled “Board and Committee Meetings” in the Section on “Corporate Governance” and replace it in its entirety as follows:

Board and Committee Meetings

During 2014, the Board of Directors held 10 meetings. All of the current directors attended at least 75% of the total number of the board meetings and committee meetings held on which such directors served during 2014, with the exception of John W. Altmeyer, who attended 74% of the total number of board and committee meetings on which he served.